Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-74217) of Community Trust Bancorp, Inc. of our report dated June 26, 2015, on our audits of the statements of net assets available for benefits of Community Trust Bancorp, Inc. Employee Stock Ownership Plan as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in this Annual Report on Form 11-K of the Community Trust Bancorp, Inc. Employee Stock Ownership Plan for the year ended December 31, 2014.

/s/ BKD, LLP
Louisville, Kentucky
June 26, 2015